DAVID E. COFFEY	3651 LINDELL ROAD, SUITE I, LAS VEGAS, NEVADA 89103
CERTIFIED PUBLIC ACCOUNTANT	(702) 871-3679

March 29, 2002

Prime Equipment, Inc.

Las Vegas, Nevada

    This letter will acknowledge my agreement to include or refer to the financial statements as of December 31, 2001, which I have audited, in the filing of the Form 10-KSB with the Securities and Exchange Commission.

Sincerely,

/s/ David Coffey, C.P.A.

David Coffey C. P. A.